Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE:	November 28, 2016
For Further Information:	Timothy T. O'Dell, CEO
Phone: 614.334.7979
Fax: 614.334.7980

CENTRAL FEDERAL CORPORATION ANNOUNCES

CONVERSION OF CFBANK TO A NATIONAL BANK CHARTER

Worthington, Ohio – November 28, 2016 – Central Federal Corporation (NASDAQ: CFBK) (the “Company”) announced that the Company and its wholly-owned banking subsidiary, CFBank, have received the necessary regulatory approvals for CFBank to convert from a federal savings bank charter to a national bank charter and for the Company to become a financial holding company, effective as of December 1, 2016.  At the time the conversion becomes effective, CFBank’s name will change to,  and be re-branded as,  “CFBank, National Association.”

In making this announcement, Timothy O’Dell, President and CEO said, “We believe that our conversion to a national bank charter will better align with the business plan, model and strategy that we have been executing at CFBank since 2012, which emphasizes an increased focus on business and commercial lending, including working capital and term financing for businesses, commercial real estate and equipment lending.  In addition, having a commercial bank charter provides additional growth opportunities along with increased flexibility for diversifying our loan portfolio.”

About Central Federal Corporation and CFBank

Central Federal Corporation is the holding company for CFBank, a federally chartered financial institution formed in Ohio in 1892.  CFBank has a presence in three major metro Ohio markets –  Columbus, Cleveland, and Akron markets – as well as its two locations in Columbiana County, Ohio.   CFBank provides Business Banking products and services including commercial loans and leases, commercial and residential real estate loans and treasury management depository services.  Our products and services are particularly focused on serving the banking and financing needs of closely held businesses, and our business model emphasizes personalized service, customer access to decision makers, quick execution,  and the convenience of online internet banking, mobile banking, remote deposit and corporate treasury  management.

Additional information about the Company and CFBank is available at www.CFBankOnline.com